Exhibit 99.1

REV Group, Inc.
245 South Executive Drive, Suite 100
Brookfield, WI 53005

Quarterly Report

For the three month period ended January 31, 2026

REV Group, Inc. and Subsidiaries
Condensed Unaudited Consolidated Balance Sheets
(Dollars in millions, except share amounts)

		(Audited)
	January 31, 2026	October 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$80.6	$34.7
Accounts receivable, net	183.5	167.6
Inventories, net	531.8	527.1
Other current assets	44.9	48.3
Assets held for sale	24.4	—
Total current assets	865.2	777.7
Property, plant and equipment, net	154.3	157.7
Goodwill	135.7	137.7
Intangible assets, net	82.4	85.8
Right of use assets	21.0	20.4
Deferred income taxes	10.0	9.7
Other long-term assets	14.2	11.0
Total assets	$1,282.8	$1,200.0
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$193.2	$194.8
Short-term customer advances	175.5	171.1
Accrued compensation	22.0	40.4
Short-term accrued warranty	25.0	25.7
Short-term lease obligations	5.1	5.1
Other current liabilities	74.8	78.2
Liabilities held for sale	1.4	—
Total current liabilities	497.0	515.3
Long-term debt	121.0	40.0
Long-term customer advances	183.7	167.5
Long-term lease obligations	16.7	16.1
Other long-term liabilities	46.2	44.8
Total liabilities	864.6	783.7
Commitments and contingencies
Shareholders' Equity:
Preferred stock ($.001 par value, 95,000,000 shares authorized; none issued or outstanding)	—	—
Common stock ($.001 par value, 605,000,000 shares authorized; 49,037,651 and 48,806,145 shares issued and outstanding, respectively)	0.1	0.1
Additional paid-in capital	208.0	215.4
Retained earnings	210.2	200.6
Accumulated other comprehensive (loss) income	(0.1)	0.2
Total shareholders' equity	418.2	416.3
Total liabilities and shareholders' equity	$1,282.8	$1,200.0

See Notes to Condensed Unaudited Consolidated Financial Statements.

REV Group, Inc. and Subsidiaries
Condensed Unaudited Consolidated Statements of Income and Comprehensive Income
(Dollars in millions, except per share amounts)

	Three Months Ended January 31,
	2026	2025
Net sales	$552.1	$525.1
Cost of sales	475.5	455.3
Gross profit	76.6	69.8
Operating expenses:
Selling, general and administrative	45.3	41.8
Total operating expenses	45.3	41.8
Operating income	31.3	28.0
Interest expense, net	6.2	6.0
Loss on held for sale	11.6	—
Income before provision for income taxes	13.5	22.0
Provision for income taxes	0.2	3.8
Net income	$13.3	$18.2

Other comprehensive (loss) income, net of tax	(0.3)	0.4
Comprehensive income	$13.0	$18.6

Net income per common share:
Basic	$0.27	$0.35
Diluted	0.27	0.35
Dividends declared per common share	0.06	0.06

See Notes to Condensed Unaudited Consolidated Financial Statements.

REV Group, Inc. and Subsidiaries
Condensed Unaudited Consolidated Statements of Cash Flows
(Dollars in millions)

	Three Months Ended January 31,
	2026	2025
Cash flows from operating activities:
Net income	$13.3	$18.2
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6.5	6.0
Stock-based compensation expense	3.8	2.6
Deferred income taxes	(0.3)	1.7
Loss on held for sale	11.6	—
Other non-cash adjustments	0.1	0.4
Changes in operating assets and liabilities, net	(45.4)	(42.0)
Net cash used in operating activities	(10.4)	(13.1)
Cash flows from investing activities:
Purchase of property, plant and equipment	(7.4)	(4.9)
Other investing activities	(2.4)	0.1
Net cash used in investing activities	(9.8)	(4.8)
Cash flows from financing activities:
Net proceeds from borrowings on revolving credit facility	81.0	55.0
Payment of dividends	(3.7)	(3.9)
Repurchase and retirement of common stock	—	(19.2)
Other financing activities	(11.2)	(7.0)
Net cash provided by financing activities	66.1	24.9
Net increase in cash and cash equivalents	45.9	7.0
Cash and cash equivalents, beginning of period	34.7	24.6
Cash and cash equivalents, end of period	$80.6	$31.6

Supplemental disclosures of cash flow information:
Cash paid for interest	$4.2	$4.7

See Notes to Condensed Unaudited Consolidated Financial Statements.

REV Group, Inc. and Subsidiaries
Condensed Unaudited Consolidated Statements of Shareholders’ Equity
(Dollars in millions, except share amounts)

	Common Stock			Additional Paid-in	Retained	Accumulated Other Comprehensive	Total Shareholders'
	Amount	# Shares		Capital	Earnings	Income (Loss)	Equity
Balance, October 31, 2025	$0.1	48,806,145	Sh.	$215.4	$200.6	$0.2	$416.3
Net income					13.3		13.3
Stock-based compensation expense				3.8			3.8
Vesting of restricted and performance stock units, net of employee tax withholdings	—	276,120	Sh.	(7.5)			(7.5)
Employee tax withholdings on vesting of restricted stock awards	—	(44,614	Sh.)	(3.7)			(3.7)
Other comprehensive loss, net of tax						(0.3)	(0.3)
Dividends declared on common stock					(3.7)		(3.7)
Balance, January 31, 2026	$0.1	49,037,651	Sh.	$208.0	$210.2	$(0.1)	$418.2

	Common Stock			Additional Paid-in	Retained	Accumulated Other Comprehensive	Total Shareholders'
	Amount	# Shares		Capital	Earnings	Income	Equity
Balance, October 31, 2024	$0.1	52,131,600	Sh.	$316.5	$118.3	$0.2	$435.1
Net income					18.2		18.2
Stock-based compensation expense				2.6			2.6
Vesting of restricted stock units, net of employee tax withholdings	—	172,974	Sh.	(2.2)			(2.2)
Employee tax withholdings on vesting of restricted stock awards	—	(67,609	Sh.)	(2.1)			(2.1)
Other comprehensive income, net of tax						0.4	0.4
Repurchase and retirement of common stock, including fees and excise taxes	—	(579,165	Sh.)	(19.3)			(19.3)
Dividends declared on common stock					(3.9)		(3.9)
Balance, January 31, 2025	$0.1	51,657,800	Sh.	$295.5	$132.6	$0.6	$428.8
See Notes to Condensed Unaudited Consolidated Financial Statements.

REV Group, Inc. and Subsidiaries
Notes to the Condensed Unaudited Consolidated Financial Statements
(All tabular amounts presented in millions, except share and per share amounts)

Note 1. Basis of Presentation
The Condensed Unaudited Consolidated Financial Statements include the accounts of REV Group, Inc. (“REV” or “the Company”) and all its subsidiaries. In the opinion of management, the accompanying Condensed Unaudited Consolidated Financial Statements contain all adjustments (which include normal recurring adjustments, unless otherwise noted) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP) have been condensed or omitted. These Condensed Unaudited Consolidated Financial Statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 2025. The interim results are not necessarily indicative of results for the full year.
Merger Transaction: On October 29, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Terex Corporation, a Delaware Corporation (“Terex”), Tag Merger Sub 1 Inc., a Delaware corporation and a directly wholly owned subsidiary of Terex (“Merger Sub 1”), and Tag Merger Sub 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Terex (“Merger Sub 2”).
On February 2, 2026, the Terex Merger was completed in accordance with the terms of the Merger Agreement. Refer to Note 15, Subsequent Events for additional information.
Note 2. Revenue Recognition
Substantially all of the Company’s revenue is recognized from contracts with customers with product shipment destinations in North America. The Company accounts for a contract when it has approval and commitment from both parties, the rights and payment terms of the parties are identified, the contract has commercial substance and collectability of consideration is probable. The Company determines the transaction price for each contract at inception based on the consideration that it expects to receive for the goods and services promised under the contract. The transaction price excludes sales and usage-based taxes collected and certain “pass-through” amounts collected on behalf of third parties. The Company has elected to expense incremental costs to obtain a contract when the amortization period of the related asset is expected to be less than one year.
The Company’s primary source of revenue is generated from the manufacture and sale of specialty vehicles through its direct sales force and dealer network. The Company also generates revenue through separate contracts that relate to the sale of aftermarket parts and services. Revenue is primarily recognized at a point-in-time, when control is transferred, which generally occurs when the product has been shipped to the customer or when it has been picked-up from the Company’s manufacturing facilities. Revenue from services and revenue from when the entity's performance enhances an asset the customer controls are recognized over time based on a cost input method. Revenues generated over time are considered an immaterial percentage of total revenue. Shipping and handling costs that occur after the transfer of control are fulfillment costs that are recorded in Cost of sales in the Consolidated Statements of Income and Comprehensive Income when incurred or when the related product revenue is recognized, whichever is earlier. Certain customers may request bill and hold transactions according to the terms in the contract. In such cases, revenue is not recognized until after control has transferred which is generally when the customer has requested such transaction and has been notified that the product (i) has been completed according to customer specifications, (ii) has passed our quality control inspections, (iii) has been separated from our inventory and is ready for physical transfer to the customer, and (iv) the Company cannot use the product or redirect the product to another customer. Warranty obligations associated with the sale of a unit are assurance-type warranties that are a guarantee of the unit’s intended functionality and, therefore, do not represent a distinct performance obligation within the context of the contract.

Contract Assets and Contract Liabilities
The Company is generally entitled to bill its customers upon satisfaction of its performance obligations, and payment is usually received shortly after billing. Payments for certain contracts are received in advance of satisfying the related performance obligations. Such payments are recorded as Customer advances in the Company’s Condensed Unaudited Consolidated Balance Sheets. The Company reduces the customer advance balances when the Company transfers control of the promised good or service. During the three months ended January 31, 2026, and January 31, 2025, the Company recognized $54.7 million and $35.0 million, respectively, of revenue that was included in the customer advance balances of $338.6 million and $318.1 million as of October 31, 2025 and October 31, 2024, respectively. Within the Specialty Vehicles segment, customers earn interest on customer advances at a rate determined at contract inception. The Company incurred interest charges on customer advances during the three months ended January 31, 2026 and January 31, 2025 of $4.3 million and $2.8 million, respectively. The interest charges were recorded in Interest expense in the Condensed Unaudited Consolidated Statements of Income and Comprehensive Income. The Company does not have significant contract assets.
Remaining Performance Obligations
As of January 31, 2026, the Company had unsatisfied performance obligations for non-cancelable contracts with an original duration greater than one year totaling $3,415.6 million, of which $1,435.5 million is expected to be satisfied and recognized in revenue in the next twelve months and $1,980.1 million is expected to be satisfied and recognized in revenue thereafter.
Note 3. Supply Chain Finance Program
The Company has an unsecured agreement with a third-party financial institution to facilitate a supply chain finance (“SCF”) program. The SCF program allows qualifying suppliers to sell their receivables due from the Company, on an invoice level at the selection of the supplier, to the financial institution and negotiate their outstanding receivable arrangements and associated fees directly with the financial institution. The Company is not party to the agreements between the supplier and the financial institution. The supplier invoices that have been confirmed as valid under the program require payment in full by the Company within 120 days of the invoice date.
All outstanding amounts related to suppliers participating in the SCF program are confirmed with the third-party financial institution and are recorded in Accounts payable in the Condensed Unaudited Consolidated Balance Sheets. The Company’s outstanding obligation under the SCF program as of January 31, 2026 and October 31, 2025 was $11.4 million and $11.2 million, respectively.
Note 4. Inventories
Inventories consisted of the following:

	January 31, 2026	October 31, 2025
Chassis	$70.7	$91.2
Raw materials & parts	174.9	167.3
Work in process	263.6	252.6
Finished products	39.2	37.0
	548.4	548.1
Less: reserves	(16.6)	(21.0)
Total inventories, net	$531.8	$527.1

Note 5. Property, Plant and Equipment
Property, plant and equipment consisted of the following:

	January 31, 2026	October 31, 2025
Land & land improvements	$15.5	$16.6
Buildings & improvements	103.4	107.8
Machinery & equipment	106.6	107.2
Computer hardware & software	61.8	62.6
Office furniture & fixtures	6.3	6.4
Construction in process	20.3	18.4
	313.9	319.0
Less: accumulated depreciation	(159.6)	(161.3)
Total property, plant and equipment, net	$154.3	$157.7
Depreciation expense was $6.2 million and $5.4 million for the three months ended January 31, 2026 and January 31, 2025, respectively.

Note 6. Goodwill and Intangible Assets
The table below represents goodwill by segment:

	January 31, 2026	October 31, 2025
Specialty Vehicles	$95.2	$95.2
Recreational Vehicles	40.5	42.5
Total goodwill	$135.7	$137.7
The change in the net carrying value of goodwill consisted of the following:

	Three Months Ended January 31,
	2026	2025
Balance at beginning of period	$137.7	$137.7
Held for sale (Note 7)	(2.0)	—
Balance at end of period	$135.7	$137.7
Intangible assets (excluding goodwill) consisted of the following:

	January 31, 2026
	Gross	Accumulated Amortization	Net
Finite-lived Customer Relationships	$23.1	$(19.1)	$4.0
Indefinite-lived trade names	78.4	—	78.4
Total intangible assets, net	$101.5	$(19.1)	$82.4

	October 31, 2025
	Gross	Accumulated Amortization	Net
Finite-lived Customer Relationships	$23.1	$(18.8)	$4.3
Indefinite-lived trade names	81.5	—	81.5
Total intangible assets, net	$104.6	$(18.8)	$85.8
The change in the net carrying value of indefinite-lived trade names consisted of the following:

	Three Months Ended January 31,
	2026	2025
Balance at beginning of period	$81.5	$89.4
Held for sale (Note 7)	(3.1)	—
Balance at end of period	$78.4	$89.4
Amortization expense was $0.3 million and $0.6 million for the three months ended January 31, 2026 and January 31, 2025, respectively. Estimated future amortization expense of finite-lived intangible assets for the remainder of fiscal year 2026 and each of the five fiscal years succeeding October 31, 2026 is as follows: 2026 (remaining nine months) - $0.9 million; 2027 - $1.2 million; 2028 - $1.2 million; 2029 - $0.7 million, at which point all finite-lived intangible assets will be fully amortized. As of January 31, 2026, fully amortized intangible assets and the related accumulated amortization were written off.
Note 7. Held for Sale
In connection with a strategic review of the product portfolio, the Company, as of January 31, 2026, was pursuing the sale of certain assets and liabilities of Midwest Automotive Designs (“Midwest”), a business within the Recreational Vehicles segment. The assets and liabilities to be divested in connection with this transaction met the held for sale criteria as of January 31, 2026. The carrying value of the assets and liabilities held for sale was greater than the estimated sales proceeds, less expected costs to sell, resulting in a non-cash loss of $11.6 million which is included in the Condensed Unaudited Consolidated Statements of Income and Comprehensive Income for the three months ended January 31, 2026.

As of January 31, 2026, assets and liabilities held for sale consisted of the following balances:

January 31, 2026
ASSETS
Inventories, net	$25.7
Other current assets	0.4
Property, plant and equipment, net	4.8
Goodwill	2.0
Intangible assets, net	3.1
Loss on assets held for sale	(11.6)
Total assets held for sale	$24.4

LIABILITIES
Accrued warranty	$1.3
Other liabilities	0.1
Total liabilities held for sale	$1.4
The Company completed the sale of Midwest on February 9, 2026. Refer to Note 15, Subsequent Events, for further details.
Note 8. Long-Term Debt
The Company was obligated under the following debt instrument:

	January 31, 2026	October 31, 2025
ABL Facility	$121.0	$40.0
ABL Facility
On February 20, 2025, the Company entered into a third amendment to its then existing ABL agreement (the “2021 ABL Agreement” or the “2021 ABL Facility”), hereafter referred to as the “Amended 2021 ABL Agreement” or the “Amended 2021 ABL Facility”. The Amended 2021 ABL Facility provides for revolving loans and letters of credit in an aggregate amount of up to $450.0 million. The total credit facility is subject to a $45.0 million sublimit for swing line loans and a $35.0 million sublimit for letters of credit (plus up to an additional $20.0 million of letters of credit at issuing bank’s discretion), along with certain borrowing base and other customary restrictions as defined in the Amended 2021 ABL Agreement. The Amended 2021 ABL Agreement allows for incremental facilities in an aggregate amount of up to $100.0 million, plus the excess, if any, of the borrowing base then in effect over total commitments then in effect. Any such incremental facilities are subject to receiving additional commitments from lenders and certain other customary conditions. Subject to certain conditions and limitations set forth in the Amended 2021 ABL Agreement, the Company is also permitted to enter into an additional secured term loan credit facility with financial institutions acceptable to the administrative agent. The debt issuance costs capitalized in connection with the Amended 2021 ABL Facility less accumulated amortization are included in Other long-term assets in the Company’s Consolidated Balance Sheets. The debt issuance costs are amortized over the life of the debt on a straight-line basis. The Amended 2021 ABL Facility matures on February 20, 2030. The Company may prepay principal, in whole or in part, at any time without penalty.
The following table summarizes the gross borrowing and gross payments of long-term debt:

	Three Months Ended January 31,
	2026	2025
Gross borrowings	$272.0	$213.0
Gross payments	191.0	158.0
Total net borrowings	$81.0	$55.0

All revolving loans under the Amended 2021 ABL Facility bear interest at rates equal to, at the Company’s option, either a base rate plus an applicable margin, or a SOFR rate plus an applicable margin and credit spread adjustment of 0.1% for all interest periods. As of October 31, 2025, the interest rate margins are 0.5% for all base rate loans and 1.5% for all SOFR rate loans (with the SOFR rate having a floor of 0.0%), subject to adjustment based on the calculation of average quarterly availability in relation to the total revolving loan commitment. Interest is payable quarterly for the swing line loan and all base rate loans, and is payable on the last day of any interest period or every three months for all SOFR rate loans. The weighted-average interest rate on borrowings outstanding under the Amended 2021 ABL Facility was 5.4% as of January 31, 2026. The weighted-average interest rate on borrowings outstanding under the 2021 ABL Facility was 5.6% as of October 31, 2025.
The lenders under the Amended 2021 ABL Facility have a first priority security interest in substantially all personal property assets of the Company. The Amended 2021 ABL Facility’s borrowing base is comprised of eligible receivables and eligible inventory.
The Amended 2021 ABL Agreement contains customary representations and warranties, affirmative and negative covenants, subject in certain cases to customary limitations, exceptions and exclusions. The Amended 2021 ABL Agreement also contains certain customary events of default. The occurrence of an event of default under the Amended 2021 ABL Agreement could result in the termination of the commitments under the Amended 2021 ABL Facility and the acceleration of all outstanding borrowings under it.
The Company would become subject to compliance with a 1.0 to 1.0 minimum fixed charge coverage ratio financial covenant under the Amended 2021 ABL Agreement if the Company’s borrowing base availability falls below the greater of $35.0 million or 12.5% of the borrowing base. As of January 31, 2026, the Company’s availability under the Amended 2021 ABL Facility was $193.9 million. As of October 31, 2025, the Company’s availability under the 2021 ABL Facility was $307.6 million.
The fair value of the Amended 2021 ABL Facility approximated book value on January 31, 2026 and October 31, 2025.
As a result of the completion of the Terex Merger on February 2, 2026, the outstanding balance of the Amended 2021 ABL Facility and related letters of credit were fully extinguished. Refer to Note 15, Subsequent Events, for further details on the Terex Merger.
Note 9. Warranties
The Company’s products generally carry explicit warranties that extend from several months to several years, based on terms that are generally accepted in the marketplace. Selected components (such as engines, transmissions, tires, etc.) included in the Company’s products may include warranties from original equipment manufacturers (“OEM”). These OEM warranties are passed on to the end customer of the Company’s products, and the customer deals directly with the applicable OEM for any issues encountered on those components.
Changes in the Company’s warranty liability consisted of the following:

	Three Months Ended January 31,
	2026	2025
Balance at beginning of period	$52.7	$42.1
Warranty provisions	9.9	9.9
Settlements made	(8.1)	(8.5)
Held for sale (Note 7)	(1.3)	—
Balance at end of period	$53.2	$43.5
Accrued warranty is classified in the Company’s Condensed Unaudited Consolidated Balance Sheets as follows:

	January 31, 2026	October 31, 2025
Current liabilities	$25.0	$25.7
Other long-term liabilities	28.2	27.0
Total warranty liability	$53.2	$52.7

Note 10. Earnings Per Share
Basic earnings per common share (“EPS”) is computed by dividing net income by the weighted average number of common shares outstanding. Diluted EPS is computed by dividing net income by the weighted-average number of common shares outstanding assuming dilution. The difference between basic EPS and diluted EPS is the result of the dilutive effect of performance stock units, restricted stock units, and restricted stock awards. The table below reconciles basic weighted-average common shares outstanding to diluted weighted-average shares outstanding:

	Three Months Ended January 31,
	2026	2025
Basic weighted-average common shares outstanding	48,641,758	51,615,748
Dilutive restricted stock awards	206,895	258,725
Dilutive restricted stock units	449,070	408,061
Dilutive performance stock units	26,135	—
Diluted weighted-average common shares outstanding	49,323,858	52,282,534

The table below represents exclusions from the calculation of diluted weighted-average shares outstanding due to their anti-dilutive effect:

	Three Months Ended January 31,
	2026	2025
Anti-dilutive shares	—	3,096

Note 11. Income Taxes
Income taxes for the three months ended January 31, 2026 were computed using the actual tax rate for the period due to the merger with Terex on February 2, 2026. The merger resulted in a short-period to align with Terex’s calendar year. Accordingly, the three-month period ended January 31, 2026 is being treated as a discrete period.
The Company recorded income tax expense of $0.2 million for the three months ended January 31, 2026, or 1.5% of pre-tax income, compared to $3.8 million of expense, or 17.3% of pre-tax income for the three months ended January 31, 2025. Income tax expense for the three months ended January 31, 2026, was favorably impacted by $5.7 million of net discrete tax benefit, primarily related to stock-based compensation tax deductions. Income tax expense for the three months ended January 31, 2025, was favorably impacted by $1.7 million of net discrete tax benefit, primarily related to stock-based compensation tax deductions.
The Company periodically evaluates its valuation allowance requirements as facts and circumstances change and may adjust its deferred tax asset valuation allowances accordingly. It is reasonably possible that the Company will either add to or reverse a portion of its existing deferred tax asset valuation allowances in the future. Such changes in the deferred tax asset valuation allowances will be reflected in the current operations through the Company’s effective income tax rate.
The Company’s liability for unrecognized tax benefits, including interest and penalties, was $7.7 million as of January 31, 2026, and $7.4 million as of October 31, 2025. The unrecognized tax benefits are presented in other long-term liabilities in the Company’s Condensed Unaudited Consolidated Balance Sheets as of January 31, 2026. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes in its Condensed Unaudited Consolidated Statement of Operations and Comprehensive Income.
The Company regularly assesses the likelihood of an adverse outcome resulting from examinations to determine the adequacy of its tax reserves. As of January 31, 2026, the Company believes that it is more likely than not that the tax positions it has taken will be sustained upon the resolution of its audits resulting in no material impact on its consolidated financial position and the results of operations and cash flows. However, the final determination with respect to any tax audits, and any related litigation, could be materially different from the Company’s estimates and/or from its historical income tax provisions and income tax liabilities and could have a material effect on operating results and/or cash flows in the periods for which that determination is made. In addition, future period earnings may be adversely impacted by litigation costs, settlements, penalties, and/or interest assessments related to income tax examinations.

Note 12. Commitments and Contingencies
The Company is, from time to time, party to various legal proceedings, including product and general liability claims, arising out of the ordinary course of business. Assessments of legal proceedings can involve complex judgments about future events that may rely on estimates and assumptions. When assessing whether to record a liability related to legal proceedings, the Company adheres to the requirements of ASC 450, Contingencies, and other applicable guidance as necessary, and records liabilities in those instances where it can reasonably estimate the amount of the loss and when the loss is probable. When a range exists that is reasonably estimable and the loss is probable, the Company records an accrual in its financial statements equal to the most likely estimate of the loss, or the low end of the range, if there is no one best estimate. Additionally, these claims are sometimes covered by third-party insurance, which for some insurance policies is subject to a retention for which the Company is responsible. In the event the loss amount recorded for a claim exceeds the Company's retention, an indemnification receivable is recorded for the difference as long as the receivable is probable of collection.
Market Risks: The Company is contingently liable under bid, performance and specialty bonds issued by the Company’s surety company and has open standby letters of credit issued by the Company’s banks in favor of third parties as follows:

	January 31, 2026	October 31, 2025
Performance, bid and specialty bonds	$854.0	$706.0
Open standby letters of credit	15.0	15.0
Total	$869.0	$721.0

Chassis Contingent Liabilities: The Company obtains certain vehicle chassis from automobile manufacturers under converter pool agreements. These agreements generally provide that the manufacturer will supply chassis at the Company’s various production facilities under the terms and conditions set forth in the agreement. The manufacturer does not transfer the certificate of origin to the Company upon delivery. Accordingly, the chassis are not owned by the Company when delivered, and therefore, are excluded from the Company’s inventory. Upon being put into production, the Company owns the inventory and becomes obligated to pay the manufacturer for the chassis. Chassis are typically placed into production within 90 to 120 days of delivery to the Company. If the chassis are not placed into production within this timeframe, the Company generally purchases the chassis and records inventory, or the Company is obligated to begin paying an interest charge on this inventory until purchased. Such agreements are customary in the industries in which the Company operates and the Company’s exposure to loss under such agreements is limited by the value of the vehicle chassis that would be resold to mitigate any losses. The Company’s contingent liability under such agreements was $17.8 million and $25.6 million as of January 31, 2026 and October 31, 2025, respectively.
From time to time, the Company’s customers may provide their own vehicle chassis, at their sole discretion, in connection with specific vehicle orders. These vehicle chassis are stored at the Company’s various production facilities until the related value-added work is completed and the finished unit is shipped back to the customer. The customer does not transfer the vehicle chassis certificate of origin to the Company. Accordingly, such chassis are not owned by the Company when delivered or throughout the production process, and are, therefore, excluded from the Company’s inventory. The Company’s maximum contingent liability related to these vehicle chassis was $25.2 million and $27.5 million as of January 31, 2026 and October 31, 2025, respectively. Losses incurred related to these arrangements have not been significant.
Repurchase Commitments: The Company has repurchase agreements with certain lending institutions. The repurchase commitments are on an individual unit basis with a term from the date it is financed by the lending institution through payment date by the dealer or other customer, generally not exceeding two years. The Company also repurchases inventory from dealers from time to time due to state law or regulatory requirements that require manufacturers to repurchase inventory if a dealership exits the business. The Company’s maximum contingent liability under such agreements was $407.5 million and $451.9 million as of January 31, 2026, and October 31, 2025, respectively, which represents the gross value of all vehicles under repurchase agreements. Such agreements are customary in the industries in which the Company operates and the Company’s exposure to loss under such agreements is limited by the resale value of the units which are required to be repurchased. Losses incurred under such arrangements have not been significant. The reserve for losses included in other liabilities on contracts outstanding as of January 31, 2026 and October 31, 2025 are immaterial.

Guarantee Arrangements: The Company is party to multiple agreements whereby it guaranteed an aggregate of $12.9 million and $14.4 million at January 31, 2026 and October 31, 2025, respectively, of indebtedness of others, including losses under loss pool agreements. The Company estimated that its maximum loss exposure under these contracts was $2.3 million and $2.8 million as of January 31, 2026 and October 31, 2025, respectively. Under the terms of these and various related agreements and upon the occurrence of certain events, the Company generally has the ability to, among other things, take possession of the underlying collateral. While the Company does not expect to experience losses under these agreements that are materially in excess of the amounts reserved, it cannot provide any assurance that the financial condition of the third parties will not deteriorate resulting in the third party’s inability to meet their obligations. Additionally, the Company cannot guarantee that the collateral underlying the agreements will be available or sufficient to avoid losses materially in excess of the amount reserved. The reserve for losses included in other liabilities on these guarantee arrangements as of January 31, 2026 and October 31, 2025 are immaterial.
Note 13. Business Segment Information
The Company is organized into two reportable segments, Specialty Vehicles and Recreational Vehicles, which is aligned with the chief operating decision maker's (“CODM”) internal reporting structure and with the CODM's process for making operating decisions, allocating capital and measuring performance. The President and Chief Executive Officer is the Company's CODM. All segment information has been recast to conform to the new reportable segments. The Company’s segments are as follows:
Specialty Vehicles: This segment includes E-One, Ferrara, KME, Spartan Emergency Response, Smeal, Spartan Fire Chassis, Ladder Tower, AEV, Horton, Leader, Road Rescue, Wheeled Coach, Capacity, and LayMor. These businesses manufacture, market and distribute commercial and custom fire and ambulance vehicles primarily for fire departments, airports, other governmental units, contractors, hospitals and other care providers in the United States and other countries, trucks used in terminal type operations, i.e., rail yards, warehouses, rail terminals and shipping terminals/ports; and industrial sweepers for both the commercial and rental markets.
Recreational Vehicles: This segment includes REV Recreation Group, Renegade RV, Midwest Automotive Designs, and Goldshield and their respective manufacturing facilities, service and parts divisions. REV Recreation Group primarily manufactures, markets and distributes Class A RVs in both gas and diesel models, and also distributes Class B and Class C RVs. Renegade primarily manufactures, markets and distributes Class C and “Super C” RVs. Midwest manufactures, markets and distributes Class B RVs and luxury vans. The Company completed the sale of Midwest on February 9, 2026. Refer to Note 15, Subsequent Events, for further details. Goldshield manufactures, markets and distributes fiberglass reinforced molded parts to a diverse cross section of original equipment manufacturers and other commercial and industrial customers, including various components for REV Recreation Group’s Fleetwood family of brands.
For purposes of measuring financial performance of its business segments, the Company does not allocate to individual business segments costs or items that are of a corporate nature. The caption “Corporate, Other & Elims” includes corporate expenses, results of insignificant operations, intersegment eliminations and income and expense not allocated to reportable segments.
Total assets of the business segments exclude general corporate assets, which principally consist of cash and cash equivalents, certain property, plant and equipment and certain other assets pertaining to corporate and other centralized activities.
Intersegment sales generally include amounts invoiced by a segment for work performed for another segment. Amounts are based on actual work performed and agreed-upon pricing which is intended to be reflective of the contribution made by the supplying business segment. All intersegment transactions have been eliminated in consolidation.
The CODM uses Adjusted EBITDA to evaluate the performance of the reportable segments as well as in the budgeting and forecasting process. In making this evaluation, the CODM regularly evaluates Adjusted EBITDA in relation to prior period results and forecasted amounts. The CODM also uses Adjusted EBITDA to determine the allocation of resources, investment in strategic initiatives and capital investments, and to make overall operating decisions for the reportable segments. Adjusted EBITDA is defined as net income for the relevant period before depreciation and amortization, interest expense, and income taxes, as adjusted for items management believes are not indicative of the Company’s ongoing operating performance. Adjusted EBITDA is not a measure defined by U.S. GAAP but is computed using amounts that are determined in accordance with U.S. GAAP. A reconciliation of this performance measure to net income is included below.
The Company believes Adjusted EBITDA is useful to investors and used by management for measuring profitability because the measure excludes the impact of certain items which management believes have less bearing on the Company’s core operating performance, and allows for a more meaningful comparison of operating fundamentals between companies within its industries. Additionally, Adjusted EBITDA is used by management to measure and report the Company’s financial performance to the

Company’s Board of Directors, assists in providing a meaningful analysis of the Company’s operating performance and is used as a measurement in incentive compensation for management.
Below is a breakout of Net Sales, significant segment expenses, and a reconciliation of segment Adjusted EBITDA to Net income:

	Three Months Ended January 31, 2026
	Specialty Vehicles	Recreational Vehicles	Corporate, Other & Elims	Consolidated
Net Sales	$400.9	$151.4	$(0.2)	$552.1
Cost of Sales	337.6	138.3	(0.4)	475.5
Selling, general and administrative	32.4	9.5	3.4	45.3
Other segment items(a)	(13.5)	(4.3)	4.6	(13.2)
Adjusted EBITDA	$44.4	$7.9	$(7.8)	$44.5
Depreciation and amortization				(6.5)
Interest expense, net				(6.2)
Provision for income taxes				(0.2)
Transaction expenses				(1.8)
Stock-based compensation expense				(4.2)
Legal matters				(0.7)
Loss on held for sale				(11.6)
Net Income				13.3

	Three Months Ended January 31, 2025
	Specialty Vehicles	Recreational Vehicles	Corporate, Other & Elims	Consolidated
Net Sales	$370.2	$155.0	$(0.1)	$525.1
Cost of Sales	316.4	138.9	—	455.3
Selling, general and administrative	22.5	8.4	10.9	41.8
Other segment items(a)	(3.9)	(1.5)	(3.4)	(8.8)
Adjusted EBITDA	$35.2	$9.2	$(7.6)	$36.8
Depreciation and amortization				(6.0)
Interest expense, net				(6.0)
Provision for income taxes				(3.8)
Stock-based compensation expense				(2.8)
Net Income				18.2
(a) Other segment items primarily includes depreciation, amortization, stock-based compensation expense, and other amounts included in Cost of Sales and/or Selling, general and administrative expense, which are not included in the measurement of Adjusted EBITDA.
Selected financial information of the Company's segments is as follows:

	Three Months Ended January 31,
Capital Expenditures	2026	2025
Specialty Vehicles	$5.9	$4.1
Recreational Vehicles	0.8	0.5
Corporate and Other	0.7	0.3
Consolidated	$7.4	$4.9

Total Assets	January 31, 2026	October 31, 2025
Specialty Vehicles	$852.3	$811.4
Recreational Vehicles	306.2	309.4
Corporate and Other	126.5	79.2
Consolidated	$1,285.0	$1,200.0

Note 14. Shareholders' Equity
Share Repurchases: On December 5, 2024, the Company’s Board of Directors authorized the Company to repurchase up to $250.0 million of the Company’s outstanding common stock (the “2024 Repurchase Program”). The 2024 Repurchase Program replaced the prior repurchase program. The 2024 Repurchase Program expires 24 months after the authorization date and gives management flexibility to determine the conditions under which shares may be purchased from time to time through a variety of methods, including in privately negotiated or open market transactions, such as pursuant to a trading plan in accordance with Rule 10b5-1 and Rule 10b-18 of the Exchange Act or a combination of methods. The 2024 Repurchase Program does not obligate the Company to acquire any specific number of shares and it can be suspended or discontinued at any time without notice. During the three months ended January 31, 2025, the Company repurchased and retired 579,165 shares under the 2024 Repurchase Program at a cost of $19.2 million and at an average price of approximately $33.09 per share, excluding commissions, fees and excise taxes. The Company did not repurchase any shares under the 2024 Repurchase Program during the three months ended January 31, 2026.
Note 15. Subsequent Events
Terex Merger: On February 2, 2026, pursuant to the Merger Agreement, (i) Merger Sub 1 merged with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation in the First Merger (the time the First Merger becomes effective, the “Effective Time”) and (ii) immediately following the First Merger, the Company was merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company in the Second Merger as a wholly owned subsidiary of Terex (the “Second Merger” and, together with the First Merger, the “Terex Merger”). At the Effective Time, each issued and outstanding share of the Company's common stock (other than certain excluded shares) was converted into the right to receive (i) 0.9809 shares of common stock, par value $0.01 per share, of Terex, and (ii) $8.71 in cash (without interest), in each case subject to the terms and conditions of the Merger Agreement.
In connection with the Terex Merger, the outstanding common stock of the Company was converted into Terex Stock, and the Company ceased to be listed on the New York Stock Exchange, and was subsequently deregistered as a public registrant. Merger Sub 2, the surviving company in the Second Merger, was renamed REV Group, LLC.
The Company incurred transaction costs directly related to the Terex Merger of $1.7 million for the period ended January 31, 2026, which are included in Selling, general and administrative expense. The Company incurred $50.0 million of additional transaction costs related to the Terex Merger which were contingent upon the closing of the transaction. Given this contingency, such costs have been excluded from these financial statements.
Midwest Sale: On February 9, 2026, in connection with a strategic review of the product portfolio, the Company completed the sale of Midwest to Alliance RV, LLC, pursuant to the terms of the related purchase agreement. Midwest was previously reported as part of the Recreational Vehicles segment. The Company incurred $0.1 million of transaction costs directly related to the sale of Midwest for the period ended January 31, 2026, which are included in Selling, general and administrative expense.